UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2015

VIATAR CTC SOLUTIONS INC.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-199619 (Commission File Number)	26-1581305 (IRS Employer Identification No.)

116 John Street, Suite 10, Lowell, Massachusetts (Address of principal executive offices)	01852 (Zip Code)

Registrant’s telephone number, including area code: (617) 299-6590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ð	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
€	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

€	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
€	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On August 12, 2015, Viatar CTC Solutions Inc. (the “Company”) announced its results of operations for the second quarter ended June 30, 2015.  A copy of the press release is annexed as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits.

99.1	Press release, dated August 12, 2015, issued by Viatar CTC Solutions Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIATAR CTC SOLUTIONS INC.

Dated: August 12, 2015
	By:	/s/ Ilan Reich
	Name:	Ilan Reich
	Title:	Chief Executive Officer and Chief Financial Officer

Exhibit 99.1

Viatar CTC Solutions Reports Second Quarter 2015 Highlights and Financial Results

Viatar Common Stock Now DTC DWAC/FAST Eligible

LOWELL, Mass., August 12, 2015  -- Viatar CTC Solutions, Inc. (OTCQB:VRTT), a medical technology company focused on the treatment of patients with metastatic cancer, today announced highlights and financial results for the second quarter ended June 30, 2015.

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Generated $32,955 of revenue over the past four quarters from sales of Viatar’s proprietary filters to a strategic collaborator, for use in that company’s liquid biopsy device for molecular analysis.

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Established Costa Rica as the site for the first human clinical trial, which is anticipated to begin in 2016.

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Viatar common stock is now traded on the OTCQB market.

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Viatar common stock has been approved for DTC's Deposit and Withdrawal at Custodian ("DWAC") service using a Fast Automated Securities Transfer Service ("FAST") transfer agent as the distribution point.  The Company's shareholders holding their securities in street name can now transfer their shares electronically after buying or selling on the open market.

For the second quarter of 2015, Viatar reported sales of $13,985 compared to sales of $9,000 in the comparable quarter of 2014. For the first six months of 2015, Viatar reported sales of $23,955 compared to $9,000 for the first six months of 2014. In all periods sales were connected to evaluation testing of the Company’s filters by ScreenCell, a diagnostic CTC company and strategic collaborator. Depending on the adoption rate by ScreenCell’s customers and the outcome of other potential strategic collaborations, the Company believes it could generate additional sales in the balance of 2015.

Research & development expenses during the second quarter of 2015 were $394,453 compared to $219,395 in the second quarter of 2014. General and administrative expenses during the second quarter of 2015 were $427,943 compared to $349,548 in the second quarter of 2014. Expense increases reflect the ongoing development of the Company’s two products based on its proprietary CTC removal technology. Viatar reported a net loss of $829,102 for the second quarter of 2015 compared to a net loss of $558,143 for the comparable period in 2014.

Viatar reported a net loss of $1,945,340 for the six months ended June 30, 2015, which included $697,249 of non-cash expenses for employee stock compensation.

At June 30, 2015, Viatar had cash assets of $459,409.

“As we advance through the global regulatory process for our Therapeutic Oncopheresis System and liquid biopsy products in 2016, we anticipate increased awareness and acceptance by the medical community of the unique capabilities of our products,” said Ilan Reich, Chairman and CEO of Viatar CTC Solutions.  “We are pleased with the progress made in the second quarter, especially the strategic collaboration with ScreenCell and the listing of our common stock on the OTCQB market.”

Additional information can be found in the Company’s Form 10Q for the period ended June 30, 2015.

About Viatar CTC Solutions

Viatar CTC Solutions Inc. is a medical technology company focused on the treatment of patients with metastatic cancer. The company's lead product, the Viatar(TM) Therapeutic Oncopheresis System, removes circulating tumor cells from whole blood using label-free cross-flow filtration. Pending regulatory approval targeted for 2016, it will be used as a periodic therapy to improve overall survival for a wide range of solid tumor types such as lung, breast, colon, prostate and gastric cancers.

This proprietary technology also powers the company's liquid biopsy products, which are collection systems for use by genetic testing companies, researchers and medical oncologists that provide a greater quantity and purity of circulating tumor cells for their molecular analysis and personalized medicine objectives.

For More Information:

For Viatar CTC Solutions:

Ilan Reich

Chairman & CEO

ilan.reich@viatarctcsolutions.com

Investor Contact:

Stephanie Prince

PCG Advisory Group

646.762.4518

Sprince@pcgadvisory.com

Media Contact:

Sean Leous

PCG Advisory Group

646.863.8998

Sleous@pcgadvisory.com